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                                   Exhibit 5.1




                                          August 8, 2000


Board of Directors
Image Technology Laboratories
167 Schwenk Drive
Kingston, New York 12401

            Re:   Image Technology Laboratories, Inc.
                      Registration Statement on Form SB-2

Ladies and Gentlemen:

      We refer to the Registration Statement on Form SB-2 (the Registration Statement) filed by Image Technology Laboratories, Inc. (the "Company") under the Securities Act of 1933, as amended. The Registration Statement covers units consisting of up to 3,000,000 shares of common stock $.01 par value (the "Common Stock") and 3,000,000 common stock purchase warrants (the "Warrants") offered by the Company (the "Units") and 800,000 shares of Common Stock and 1,050,000 common stock purchase warrants offered by selling shareholders (the "Selling Shareholder Warrants") as well as the shares of common stock underlying the Warrants and the Selling Shareholder Warrants (the "Underlying Shares").

      In our opinion, the Units, the shares of Common Stock, Warrants, Selling Shareholder Warrants and the Underlying Shares of the Company included in the Registration Statement will, when sold as contemplated therein, be duly authorized, legally issued, fully paid and non-assessable.

      We hereby consent to be named, and to the use of this opinion, in the above-referenced Registration Statement.


                                                Very truly yours,



                                                Bondy & Schloss LLP